Exhibit 99.1

Cytori Appoints Richard J Hawkins, Senior Life Science Executive, to Board of Directors

San Diego, CA, December 20, 2007 -- Cytori Therapeutics, Inc. (NASDAQ: CYTX) announces appointment of Richard J. Hawkins, Chairman and CEO of LabNow Inc., to serve as an independent member on Cytori’s Board of Directors. Mr. Hawkins brings over 30 years experience as a founder, Chief Executive Officer, and strategic advisor in the drug development industry.

“Rick’s strong and proven track record of building and managing life science companies will further strengthen Cytori and its board of directors,” said Christopher J. Calhoun, CEO for Cytori. “We look forward to his contributions as we now transition from a development-stage to a commercial-stage company.”

“Cytori’s innovative Celution™ System is designed to bring stem cell-based treatments to patients suffering from a variety of serious, unmet medical needs,” said Mr. Hawkins. “I am excited by how significant an impact the CelutionTM System can have on both the near- and long-term future in medicine.”

Mr. Hawkins is currently the Chairman and CEO of LabNow Inc., a diagnostic device company developing rapid, point-of-care, physician office-based diagnostic testing systems. Mr. Hawkins previously founded and guided the growth of Pharmaco, a clinical drug development services company, where he served as Chairman, President, and Chief Executive Officer.

In addition, Mr. Hawkins was a founder of id2, a pharmaceutical and biotechnology research management company, Sensus Drug Development Corp., a biotechnology company that was sold to Pfizer, and Covance Biotechnology Services, and served as Chairman of the Board for LoopOne, Inc., a shipping and logistics software company. In addition to his role as Chairman of the Board for LabNow Inc., Mr. Hawkins also currently serves on the Board of Directors of Synarc, Inc. and SciClone Pharmaceuticals Inc.

Cytori Therapeutics

Cytori Therapeutics’ (NASDAQ: CYTX) goal is to be the global leader in regenerative medicine. The company is dedicated to providing patients with new options for reconstructive surgery, developing treatments for cardiovascular disease, and banking patients’ adult stem and regenerative cells. To reach its goal, Cytori is developing its innovative Celution™ System to separate and concentrate a patient’s own adult stem and regenerative cells from adipose (fat) tissue for these cells to be delivered back to the patient during the same surgical procedure. The Celution™ System will be introduced in 2008 in Europe for reconstructive surgery and launched in Japan for cryopreserving a patient’s own stem and regenerative cells. Clinical trials are ongoing or planned in cardiovascular disease, spinal disc degeneration, gastrointestinal disorders, and other unmet medical needs. www.cytoritx.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding events, trends and prospects of our business, which may affect our future operating results and financial position. Such statements are subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include our history of operating losses, the need for further financing, regulatory uncertainties, dependence on performance of third parties, and other risks and uncertainties described (under the heading "Risk Factors") in Cytori Therapeutics' Form 10-K annual report for the year ended December 31, 2006. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

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